UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LAWSON SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

August 28, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Lawson Software, Inc. to be held at Lawson’s Corporate Headquarters, Second Floor, Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, commencing at 10:00 a.m. Central Time on Thursday, October 15, 2009.

A Notice of Internet Availability of Proxy Materials, will be mailed to stockholders on September 3, 2009, and will contain instructions on how you can receive a paper copy of our proxy statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2009 at no cost to you.

The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about Lawson.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To listen to the meeting via webcast, go to Lawson’s web site at www.lawson.com/investor and follow the webcast link. Please plan to be at the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number provided or over the Internet, as described in the enclosed materials.  Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting.  If you receive a paper copy of the proxy card by mail, you may mark, sign, date, and return the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you do attend the meeting, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Harry Debes
President and Chief Executive Officer

LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Central Time on Thursday, October 15, 2009

Place:	Lawson’s Corporate Headquarters Second Floor, Hiawatha & Superior Meeting Rooms 380 St. Peter Street St. Paul, Minnesota 55102-1302

Items of Business:	1.	To elect nine directors to serve on our Board of Directors for the fiscal year ending May 31, 2010 and until their successors are elected or appointed.

	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2010.

	3.	To transact such other business as may properly come before the meeting.

Record Date:	You may vote if you were a stockholder of record of Lawson Software, Inc. as of the close of business on August 17, 2009.

Proxy Voting:

Your vote is important to ensure a quorum at the meeting. Regardless of the number of shares you own and whether you expect to be present at the meeting, we urge you to vote using one of the methods listed below:

		1.	Attending the meeting and voting in person;

		2.	By visiting the Internet location listed in the General Information section below or on the proxy card;

		3.	By calling (within the U.S. or Canada) the toll-free telephone number listed in the General Information section below or on the proxy card; or

		4.	By marking, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the event. To listen to the meeting via webcast, go to our website at www.lawson.com/investor and follow the webcast link. Please plan to be at our web site at least 15 minutes prior to the meeting so that you will have sufficient time to register and to download and install any necessary software. Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three other ways outlined above.

By Order of the Board of Directors

St. Paul, Minnesota	Bruce B. McPheeters
August 28, 2009	Corporate Secretary

i

ii

LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS—OCTOBER 15, 2009

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Lawson Software, Inc. (“Lawson,” “we,” “us,” or “our”) Board of Directors (the “Board”) to be voted at our 2009 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, October 15, 2009, at 10:00 a.m. Central Time, at Lawson’s Corporate Headquarters, Second Floor, Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, or at any postponement or adjournment of the Meeting.  We are first making the proxy statement and form of proxy card and voting instructions available to our stockholders on or about August 28, 2009.

Background

What is the purpose of the Meeting?

At the Meeting, stockholders will vote on the items of business outlined in the Notice of 2009 Annual Meeting of Stockholders, included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from stockholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies.  Stockholders of record as of August 17, 2009, the record date for the Meeting, are entitled to vote on the items of business at the Meeting.  Those who have not affirmatively opted to receive paper proxy materials through the mail will receive a Notice of Internet Availability of Proxy Materials and will have access to the proxy materials electronically on the Internet.  The proxy statement describes the items that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the proxy materials on the Internet.  The notice will also instruct you as to how you may submit your proxy on the Internet. Electronic delivery saves the costs of printing and mailing these materials.  We encourage stockholders to receive proxy materials via the Internet because it reduces expenses for stockholder meetings.  You may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions we will provide in the Notice of Internet Availability of Proxy Materials.

An electronic version of this proxy statement is posted on the Internet at http://bnymellon.mobular.net/bnymellon/lwsn.

How do I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

Who may vote?

In order to vote at the Meeting, you must be a stockholder of record of Lawson as of August 17, 2009, the record date for the Meeting. If your shares are held in “street name” (that is, through a bank, broker or other nominee), you will receive instructions from the stockholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established August 17, 2009, as the record date for the Meeting.

How many shares of Lawson common stock are outstanding?

As of August 17, 2009, there were 161,592,433 shares of Lawson common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

•       The election of nine directors for the fiscal year ending May 31, 2010 and until their successors are elected or appointed;

•       The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public   accounting firm for the fiscal year ending May 31, 2010; and

•       Such other business as may properly come before the Meeting.

How do I vote?

If you are a stockholder of record (that is, if your shares are owned directly with the Company in your name and not in “street name” through a broker), you may vote in any of the following ways:

•       By attending the Meeting and voting in person;

•       By visiting the Internet at http://www.proxyvoting.com/lwsn/;

•       By calling toll-free (within the U.S. or Canada) 1-866-540-5760; or

•       By marking, dating, signing and returning the proxy card.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on Wednesday, October 14, 2009. After that time, Internet and telephone voting will not be permitted, and a stockholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

In accordance with the rules of the SEC, we are making available to all stockholders who have not affirmatively opted to receive paper materials, all proxy materials via the Internet.  However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions we will provide in the Notice of Internet Availability of Proxy Materials.

“Street name” stockholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

Proxies in the accompanying form, which are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows:

•       In favor of the election of the nine nominees for director as described in this proxy statement;

•       In favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Lawson; and

•       In the discretion of the persons named in the proxy, as to such other matters as may be properly come before the meeting and as to which we did not have knowledge prior to May 1, 2009.

How many votes do I have?

You have one vote for each share of our common stock you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

•       Vote via the Internet or by telephone;

•       Properly submit a proxy card (even if you do not provide voting instructions); or

•       Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Bylaws, each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of our common stock present at the Meeting and entitled to vote. The election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm are considered “routine” matters under New York Stock Exchange rules that apply to all brokers. These rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions.  At all subsequent annual meetings of our stockholders, elections of directors will not be considered a routine matter on which brokerage firms may vote their clients’ shares without voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

•       Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•       Voting in person at the Meeting; or

•       Providing written notice to our Corporate Secretary at our principal office.

Where can I find the voting results of the Meeting?

Lawson will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending November 30, 2009. Our Quarterly Report on Form 10-Q is required to be filed with the SEC, within 40 days after the end of our fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Lawson may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Lawson do not receive additional compensation for soliciting stockholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of our common stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.

Additional Information

Where can I find additional information about Lawson?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Lawson. You can also find additional information about Lawson on our website at www.lawson.com.

CORPORATE GOVERNANCE AT LAWSON

Our Board is elected by our stockholders to oversee our business and affairs. The Board monitors and evaluates our business performance through regular communication with our chief executive officer and by holding Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. We have adopted the Lawson Code of Conduct which is applicable to our employees and members of our Board of Directors. The Board has also adopted our Corporate Governance Policy which governs the functions, structure, committee membership and conduct of the Board and its Audit, Compensation and Corporate Governance Committees. The Lawson Code of Conduct and our Corporate Governance Policy are each posted on our website at www.lawson.com/investor under the Corporate Governance link. A paper copy of each is available to stockholders free of charge upon request to our Corporate Secretary.

Director Independence

We adhere to the director independence requirements under our Corporate Governance Policy and under applicable SEC and National Association of Securities Dealers Automated Quotation system (“NASDAQ”) corporate governance rules. For a director to be considered independent under NASDAQ rules, the Board must affirmatively determine that a director or director nominee does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, NASDAQ Rule 5602 (a) (2) provides that a director may not be deemed independent if the director or director nominee:

—has:

•       Been employed by us or any of our subsidiaries for the current year or any of the past three years;

•       Accepted, or who has a family member who accepted, any compensation from us or any of our affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: compensation for board service, compensation to a family member who is an employee (other than an executive officer) of us, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

—is:

•       A director who is a family member of an individual who is, or has been in any of the past three years, employed by us or any of our subsidiaries as an executive officer;

•       A director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments in the current or in any of the past three fiscal years (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceeds 5% of our consolidated gross revenues or that organization’s gross revenues for that year, or $200,000, whichever is more;

•       A director who is, or has a family member who is, employed as an executive of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

•       A director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Under these director independence standards, the Board has determined that Messrs. Chang, Gyenes, Hubers, Lawson, Rocca, Wadhwani and Wahl are each independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, consideration of the matters disclosed under “Certain Transactions,” below (with respect to Dr. Wadhwani), and on discussions with our directors. The Board also reviewed the relationships between Lawson and companies with which our directors are affiliated and determined that the relationships with those companies do not impair the directors’ independence.

Certain Relationships and Related Transactions

Our Corporate Governance Policy and our Code of Conduct each require that the Audit Committee and disinterested directors review and approve all business transactions between Lawson and its related persons, including directors, executive officers, 5% stockholders and their immediate family members or affiliates. The Board has delegated to our Audit Committee the authority to review potential or existing related party transactions. The Audit Committee will only approve or ratify those transactions that are determined to be consistent with the best interests of Lawson and its stockholders, and that comply with applicable policies, our Code of Conduct and legal restrictions. The Audit Committee and disinterested directors approved the following related party transactions:

Transactions with Affiliates of Dr. Romesh Wadhwani.

During the fourth quarter of fiscal 2009, we repurchased an aggregate of 1.6 million shares of our common stock at an average price of $5.55 per share under the share repurchase program.  These shares were purchased in four private transactions from May 1, 2009 through May 12, 2009 from an affiliate of Dr. Romesh Wadhwani, our co-chairman and a member of our Board of Directors.  We repurchased these shares at a 2% discount from the closing market price of our common stock on the respective dates of purchase.

Effective April 27, 2007, one of our subsidiaries, Lawson International AB, entered into a two-year non-exclusive reseller agreement (the “Non-Exclusive India Reseller Agreement”) with Symphony Service Corp. (India) Pvt Ltd (“Symphony Services India”) for the territory of India. Symphony Services India is an affiliate of Dr. Romesh Wadhwani. Under that agreement, Symphony Services India may distribute, sublicense and service our products to customers of Symphony Services India in India, in consideration of payment of the applicable reseller fees to us. This agreement replaced an exclusive reseller agreement for India that was signed in 1998 between Intentia International AB and Intentia South Asia Pvt. Ltd. India (“Intentia India”), and assigned by Intentia India to Symphony Services India in March 2005.  The Non-Exclusive India Reseller Agreement automatically renewed for an additional two-year term starting April 27, 2009 and is based on the standard form of non-exclusive reseller agreement used by us with non-affiliated resellers. The Non-Exclusive India Reseller Agreement was approved by our management, the Audit Committee, and by our Board (with Dr. Wadhwani abstaining), because it was determined that the new agreement (i) eliminated exclusivity and is for a shorter term than the former agreement, (ii) reflects Lawson’s current standard terms for non-affiliated resellers and (iii) does not represent a conflict of interest. We believe that the terms of the Non-Exclusive India Reseller Agreement are no less favorable to Lawson than the terms of other reseller agreements entered into by Lawson with unaffiliated resellers. During fiscal 2009, we paid Symphony Services India $400,000 under the reseller agreement.

In May 2005, Intentia entered an agreement with Symphony Service Corp. (“Symphony Services”), an affiliate of Dr. Romesh Wadhwani, pursuant to which Symphony Services agreed to provide Intentia both product development and customer support resources for an initial five year term subject to earlier termination after three years. Intentia believed this agreement will help enable it to achieve significant quality improvements and better customer service without increasing total spending on product development and customer support and was part of a business transformation plan approved by Intentia in July 2004. The agreement was not affected by the consummation of the business combination with Lawson. This agreement will terminate in May 2010. Any future services agreements with Symphony would depend on the need for those services and acceptable agreement terms for Lawson, and would be subject to prior approval by Lawson’s Audit Committee and disinterested directors. During fiscal 2009, we paid Symphony Services $4.0 million for services under this agreement.

Board Performance and Operations

Board meetings and background materials sent to directors in advance of meetings focus on our key strategic, leadership and performance issues.

•       Each year, the Board has formal reviews and discussions of our annual and longer-term strategic business plans and management development and succession plans, including an assessment of senior executives and their potential as successor to the chief executive officer.

•       Focused discussions about the business and key issues are held throughout the year, and an extended off-site session is held annually for in-depth reviews of key strategic matters. The Board also regularly reviews our performance compared to our competitive peer companies.

•       The Board and its committees may engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues. Directors also have full access to officers and employees.

•       Committee responsibilities are detailed in their charters, and reports of committee meetings are given to the full Board, which acts on their recommendations, as appropriate.

Our two co-chairs alternate chairing each quarterly Board meeting. The agenda and topics for Board and committee meetings are developed through discussions between management and Board members. Information and data that are important to the issues to be considered are distributed in advance of each meeting.

Non-employee directors have the opportunity to meet in executive session without management directors present at each Board meeting. At the start of each executive session of the Board, the non-employee directors select a chair to preside at that executive session.

The Corporate Governance Committee has responsibility for corporate governance and Board organization and procedures. The Corporate Governance Committee monitors and discusses evolving corporate governance trends. It reviews our corporate governance practices in light of those trends and implements those practices that it determines are in the best interests of Lawson and consistent with our commitment to good corporate governance practices.

A formal Board evaluation covering Board operations and performance, with an evaluation from each Board member, is conducted annually to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation and reviews the results of that evaluation with the full Board.

Our Corporate Governance Committee oversees the orientation of new directors and the continuing education of our directors. Director orientation familiarizes directors with our Corporate Governance Policy, committee charters, strategic plan, financial and business risks, compliance and internal controls, principal officers and our independent registered public accounting firm.

The Board expects all directors, officers and employees to act with high standards of integrity and adhere to our policies and Code of Conduct. Directors also are required to follow our Code of Conduct.

Board Committees and Their Functions

Our Board has established a standing Audit Committee, Compensation Committee and Corporate Governance Committee.

Audit Committee

Members:

Three independent, non-employee directors:
Michael A. Rocca (Chair), Steven C. Chang and Peter Gyenes
Each member meets the independence standards for audit committee membership under applicable SEC rules and the NASDAQ listing standards.

Number of meetings in fiscal 2009:	7

Functions:	• Monitor the integrity of Lawson’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance.

•  Select and appoint Lawson’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to Lawson by Lawson’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

• Monitor the independence and performance of Lawson’s independent auditors and internal auditing function.

•  Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by Lawson’s employees, regarding accounting, internal controls or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

Charter:

A current copy of the Audit Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Self-evaluation:	The Audit Committee conducted an evaluation of its performance in fiscal 2009 and reviewed that evaluation with the Board.

Financial Experts:	The Board of Directors has unanimously determined that Michael A. Rocca and Peter Gyenes qualify as “audit committee financial experts” within the meaning of the applicable SEC regulations.

Compensation Committee

Members:	Four independent, non-employee directors: David R. Hubers (Chair), Dr. Romesh Wadhwani and Paul Wahl. H. Richard Lawson also joined the Compensation Committee effective June 1, 2009.

Number of meetings in fiscal 2009:	6

Functions:	• Review and approve Lawson’s compensation philosophy for the executive officers.

• Review and approve Lawson’s compensation programs, plans and awards for the executive officers.

•  Administer Lawson’s stock-based plans, including delegation of authority to the chief executive officer and senior vice president of human resources in compliance with Section 16 under the Securities Exchange Act of 1934, as amended.

• Issue an annual report on executive officer compensation in accordance with the rules and regulations of the Securities and Exchange Commission for inclusion in Lawson’s proxy statement.

• Recommend levels of director compensation to the Board.

• Provide oversight on market and industry trends and regulatory matters affecting executive compensation.

• Oversee succession planning for the chief executive officer, and review with the chief executive officer succession planning for other executive officers.

Charter:

A current copy of the Compensation Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Self- evaluation:	The Compensation Committee conducted an evaluation of its performance in fiscal 2009 and reviewed that evaluation with the Board.

Corporate Governance Committee

Members:	Three independent, non-employee directors: Dr. Romesh Wadhwani (Chair), David R. Hubers and Paul Wahl

Number of meetings in fiscal 2009:	2

Functions:	• Establish criteria for selecting new directors (considering goals for Board composition and individual qualifications) and evaluate potential candidates in accordance with established criteria.

•  Recommend to the Board a slate of director nominees to be presented by the Board to the stockholders at each annual meeting of stockholders (and nominees for vacancies on the Board that might occur between annual meetings of stockholders).

• Review and recommend organization of the Board and its committees, including size and composition of the Board, and the Chair or Co-Chairs of the Board.

• Recommend to the Board qualified chairs and nominees for membership on committees of the Board.

• Review and recommend Company policies relating to the recruitment and retention of directors.

•  Oversee the annual evaluation of the Board, and review overall effectiveness of the organization of the Board and its committees and other matters related to corporate governance and the effectiveness of the Board.

•  Develop and recommend to the Board a corporate governance policy for Lawson; monitor compliance with Lawson’s corporate governance policy; and periodically reassess Lawson’s corporate governance policy and recommend to the Board revisions to such policy.

• Provide oversight on legislative and regulatory matters affecting corporate governance and Board compliance.

Charter:

A current copy of the Corporate Governance Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Self-evaluation:	The Corporate Governance Committee conducted an evaluation of its performance in fiscal 2009 and reviewed that evaluation with the Board.

Board Meetings and Attendance

The Board of Directors held 4 regular meetings and 3 special meetings during the fiscal year ended May 31, 2009. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he served. Under our Corporate Governance Policy, directors are encouraged to attend the annual meeting of stockholders. Two of our directors attended our 2008 annual meeting of stockholders in person.

Director Nomination Process

The Corporate Governance Committee is responsible for screening and recommending to the full Board director candidates for nomination. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting. When there is an opening on the Board, the Corporate Governance Committee will consider candidates who meet the requisite director qualification standards listed in our Corporate Governance Policy, available on our website at www.lawson.com/investor under “Corporate Governance”. When current Board members are considered for nomination for re-election, the Corporate Governance Committee also takes into consideration their prior contributions to Lawson as directors and meeting attendance. The Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the Corporate Governance Committee c/o Corporate Secretary at the address listed below in “Communications with the Board of Directors”:

•       Name of candidate and a brief biographical sketch and resume;

•       Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•       A signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Corporate Governance Committee will evaluate the submission of a proposed candidate by a stockholder based on the qualification criteria described in our Corporate Governance Policy (available at www.lawson.com/investor under “Corporate Governance”), and the specific needs of Lawson at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Corporate Governance Committee determines whether to recommend a candidate for nomination by the Board for election as a director at the next annual meeting.

No candidates for director nominations were submitted to the Corporate Governance Committee by any stockholder in connection with the 2009 Annual Meeting. Any stockholders desiring to present a nomination for consideration by the Corporate Governance Committee prior to our 2010 Annual Meeting must do so no later than May 1, 2010 in order to provide adequate time to duly consider the nominee and comply with our Bylaws and Corporate Governance Policy.

Arrangements to Serve as a Director

As further described below, under the terms of the employment agreement with Harry Debes, our chief executive officer, we have agreed to take the necessary steps under our Bylaws for Mr. Debes to serve as a director.

Communications with the Board of Directors

As further described in our Corporate Governance Policy, the Board of Directors has implemented a process by which our stockholders may send written communications to the Board’s attention. Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to:

Board of Directors
Lawson Software, Inc.
Attention: Corporate Secretary
380 St. Peter Street
St. Paul, Minnesota 55102-1302

Our Corporate Secretary will forward communications received to the Chair of the Corporate Governance Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Lawson or its business, or is similarly inappropriate.

Code of Conduct and Reporting of Ethical Concerns to the Audit Committee of the Board

We have adopted a Code of Conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and applicable to our directors. A copy of the Code of Conduct is available on our website at http://www.Lawson.com/wcw.nsf/pub/IR_21905C and in print to any stockholder who requests a copy from our Corporate Secretary, 380 St. Peter Street, St. Paul, Minnesota 55102-1302.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for overseeing these matters. Matters may be reported as follows:

•       If you are an employee of Lawson, contact your manager or human resources representative or use the contact information below;

•       Call the Code of Conduct Hotline on an identified or anonymous basis (as permitted by the laws of the country where the reporter resides).  The Code of Conduct Hotline is made locally available in both English and the local language in all countries where Lawson has offices.  A current list of toll-free numbers is available on the Lawson web site at:  http://www.lawson.com/wcw.nsf/pub/IR_21905C;

•       File a report online at:  http://www.lawson.com/wcw.nsf/CodeOfConduct?OpenForm; or

•       Via the U.S. Postal Service at Lawson Software, P.O. Box 2122, Saint Paul, MN 55102.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

General Information

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors, not to exceed twelve directors. The Board of Directors has currently fixed the number of directors at nine. Our Amended and Restated Certificate of Incorporation also provides that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

A majority of our directors must continue to qualify as “independent” directors under NASDAQ rules and, under our Corporate Governance Policy, no more than three directors may be employees or former employees of Lawson.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is necessary to elect each director nominee. We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. Our Board monitors corporate governance trends, best practices and Board structure. Some key points regarding that structure are as follows:

•       A majority of our current directors are independent as defined in the NASDAQ rules. The independent directors include Steven C. Chang, Peter Gyenes, David R. Hubers, H. Richard Lawson, Michael A. Rocca, Dr. Romesh Wadhwani and Paul Wahl.

•       Each current director has been nominated for re-election at the annual meeting.

•       We have separated the roles of co-chair of the Board and chief executive officer. Our two co-chairs, Messrs. Lawson and Wadhwani, each hold a non-executive role and are not employed by us (H. Richard

Lawson retired as an employee on May 31, 2006). Our chief executive officer, Mr. Debes, focuses on the development and execution of Company strategies.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the proxy agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Certificate of Incorporation does not allow for cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that stockholders vote “FOR” the re-election of Steven C. Chang, Harry Debes, Peter Gyenes, David R. Hubers, H. Richard Lawson, Michael A. Rocca, Robert A. Schriesheim, Dr. Romesh Wadhwani and Paul Wahl.

If elected, each director will hold office until the election of directors at our 2010 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. All of the nominees are currently members of the Board and there are no family relationships among the nominees or between any nominees and any of our other directors.

Nominees and Directors

Steven C. Chang, 35, has served as a director since April 2006. From September 2004 until our merger with Intentia International AB in April 2006, Mr. Chang served as a director of Intentia. Since December 2006, Mr. Chang has been a partner and co-founder of Clearlake Capital Group, a private investment firm. In 2002, Mr. Chang joined Tennenbaum Capital Partners, LLC, a private investment firm, and resigned from the partnership and Investment Committee in December 2006. Before joining Tennenbaum Capital Partners, he was a Principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co., a global financial services firm, in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang serves on the boards of CompuDyne Corporation, a provider of products and services to the public security market, and Purple Communications, Inc. (Nasdaq: PRPL), a provider of wireless data services. Mr. Chang has A.B., B.S. and M.S. degrees from Stanford University.

Harry Debes, 58, has served as our president and chief executive officer and as a director since June 2005. From November 2003 until June 2005, Mr. Debes was president and chief executive officer of SPL Worldgroup, a leading provider of enterprise software to the electrical utility industry. From May 2001 until joining SPL Worldgroup, he was employed by JD Edwards & Co., an enterprise software company, where he served as senior vice president Americas until JD Edwards was acquired by Peoplesoft, Inc. in August 2003. From 1990 until May 2001, Mr. Debes was employed by GEAC Computers, an enterprise software company. While working for GEAC, Mr. Debes held a variety of positions, including managing director of GEAC Asia-Pacific and president of GEAC Enterprise Solutions for the Americas. Mr. Debes has a B.A. degree from the University of Toronto and an M.B.A. degree from McMaster University.

Peter Gyenes, 63, has served as a director since May 2006. He has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. He is currently the non-executive chairman of Sophos plc, a global security software company. He is an active investor and board member focusing on technology market opportunities. Mr. Gyenes also serves on the board of Pegasystems Inc., Netezza Corporation (NYSE: NZ), a provider of data warehouse appliances and VistPrint Limited (Nasdaq: VPRT), a business marketing company, as well as a number of privately held technology companies, and is a trustee of the Massachusetts Technology Leadership Council. He served as Chairman and CEO of Ascential

Software (Nasdaq: ASCL), as well as of its predecessor companies VMark Software, Ardent Software and Informix, and led its growth into the data integration market leader, from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software.

David R. Hubers, 66, has served as a director since April 2001. From 1965 until his retirement in March 2001, Mr. Hubers was employed at American Express Financial Advisors Inc., a financial services company, serving most recently as its chairman and chief executive officer from 1993 to 2001. Mr. Hubers is a director of BioScrip, Inc. (Nasdaq: BIOS), a pharmaceutical distribution company. In addition, he serves on the boards of a number of non-profit organizations. Mr. Hubers has B.S. and M.B.A. degrees from the University of Minnesota.

H. Richard Lawson, 65, is one of Lawson Software’s founders and has been a director since the Company’s beginning in 1975. Lawson served as the chairman of the board of directors from February 2001 until April 2006, and has served as co-chairman since April 2006. From March 2000 until February 2001, Lawson was the Company’s chief executive officer. Prior to that time, Lawson served as president and chief operating officer from October 1998 until March 2000 and chairman from June 1996 until October 1998. Mr. Lawson has a B.S. degree from Oklahoma Christian College and an M.S. degree from Purdue University.

Michael A. Rocca, 64, has served as a director since February 2003. From 1994 until his retirement in October 2000, Mr. Rocca was senior vice president and chief financial officer of Mallinckrodt Inc., a $2.7 billion manufacturer of specialty healthcare products. From 1966 to 1994, Mr. Rocca was employed by Honeywell Inc. where he held a number of positions serving as vice president and treasurer from 1992 to 1994 and vice president finance Honeywell Europe in Brussels, Belgium from 1990 to 1992. Mr. Rocca is a director of St. Jude Medical, Inc. (NYSE: STJ), a cardiovascular medical technology company. Mr. Rocca has a Bachelor Business Administration (B.B.A) Accounting degree from the University of Iowa.

Robert A. Schriesheim, 49, has served as a director since May 2006 and as executive vice president and chief financial officer since October 2006. From August 2002 until October 2006, he was affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, where he served as a managing general partner since January 2003. From September 1999 until March 2002, Mr. Schriesheim was executive vice president of corporate development and chief financial officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe and Russia. He also served as executive vice president — chief corporate development officer for Global Telesystems in 1999. From 1997 to 1999, Mr. Schriesheim was president and chief executive officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was vice president of corporate development for Ameritech Corporation. From 1993 to 1996, he was vice president of global corporate development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim is a director of Skyworks Solutions, Inc. (Nasdaq: SWKS), a provider of RF solutions and precision analog semiconductors to the mobile communications industry; and director and non-executive co-chairman of MSC.Software Corp. (Nasdaq: MSCS), a global provider of simulation software and services. Mr. Schriesheim was previously a director of Dobson Communications Corporation (Nasdaq: DCEL), a wireless communications provider, until its sale to AT&T. Mr. Schriesheim received a A.B. from Princeton University and an M.B.A. in Finance and Business Economics from the University of Chicago Graduate School of Business.

Dr. Romesh Wadhwani, 62, has served as co-chairman and a director since April 2006. From March, 2004 until our merger with Intentia International AB in April 2006, Dr. Wadhwani served as chairman and a director of Intentia. Dr. Wadhwani is the Managing Partner of Symphony Technology Group, a private investment firm that he founded in January 2002. From June 2000, when i2 Technologies, Inc. acquired Aspect Development, Inc., until September 2002, Dr. Wadhwani served as vice chairman and a director of i2. Prior to that, Dr. Wadhwani served as the chairman and chief executive officer of Aspect Development, a business-to-business e-commerce company that he founded in 1991. Dr. Wadhwani has a Bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, Bombay and an M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University, Pittsburgh, Pennsylvania.

Paul Wahl, 56, has served as a director since April 2006. From October, 2004 until our merger with Intentia International AB in April 2006, Mr. Wahl served as a director of Intentia. From April 1999 until his retirement in

March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc., a developer and supplier of customer resource planning software. From November 1998 until April 1999, he served as president and chief executive officer of TriStrata, an Internet security company. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG, a developer and supplier of business application software. From June 1991 until December 1995, he was an executive vice president of SAP AG. Mr. Wahl is a director of QlikTech International AB and a member of the advisory board of Symphony Technology Group, a private investment firm founded by one of our directors, Romesh Wadhwani.

Director Compensation and Benefits

Before or at the beginning of each new fiscal year, our Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The Compensation Committee considers the time and effort required for service on the Board, a Board committee and as a committee chair, and reviews available Board compensation survey information for comparably sized public companies. For fiscal 2009, the components of compensation for our non-management directors were as follows:

Quarterly Retainer	$16,250 per quarter

Quarterly Stipend For Committee Chairs	Audit Committee Chair: $4,000

Compensation Committee Chair: $2,500

Corporate Governance Committee Chair: $2,500

Stock Option Grants	Re-elected directors receive an annual grant of options to purchase 39,000 shares of our common stock

Restricted Stock Units (“RSUs”)	Re-elected directors receive an annual grant of 15,000 RSUs

Personal Umbrella Liability Insurance	Lawson purchases group excess personal liability umbrella insurance in the amount of $15 million per director

Reimbursement of Expenses	Lawson reimburses directors for travel and other reasonable out-of-pocket expenses incurred as a director or member of a committee of the Board

Director Summary Compensation Table

The following table summarizes the compensation earned by our non-management directors during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Option Awards ($)(3)		All Other Compensation ($)(4)	Total ($)

H. Richard Lawson	—	(1)	—	(1)	—	(1)	1,875	1,875
Romesh Wadhwani	—	(1)	—	(1)	—	(1)	1,875	1,875
Steven C. Chang	65,000		94,716		53,953		1,875	215,544
Peter Gyenes	65,000		94,716		53,953		1,875	215,544
David R. Hubers	75,000		94,716		53,953		1,875	225,544
Michael A. Rocca	81,000		94,716		53,953		1,875	231,544
Paul Wahl	65,000		94,716		53,953		1,875	215,544

(1)	In fiscal 2009, Messrs. Lawson and Wadhwani declined to receive any cash or equity compensation as a director or committee chair.

(2)

On November 13, 2008 we granted to each of Messrs. Chang, Gyenes, Hubers, Rocca, and Wahl, 15,000 RSUs. The closing price of our common stock on November 13, 2008 was $4.37. The grant date fair value of the RSUs was $327,750. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment  (“123(R)”), the grant date fair value of the RSUs are equivalent to the closing price of our common stock on the date of grant of $4.37. As of May 31, 2009, the aggregated number of RSUs under this column was 75,000 shares. The amounts in this column reflect the expense recognized for financial statement reporting purposes in fiscal 2009 in accordance with SFAS 123(R) for stock awards granted under our Amended and Restated 2001 Stock Incentive Plan. The assumptions used in calculating these amounts are set forth in Note 5, Share-Based Compensation and Stock Incentive Plans, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. Under the compensation program for non-management directors for fiscal 2009, existing non-management directors were eligible to receive a grant of 15,000 RSUs, which vested as of the grant date and are to be converted into shares upon the earlier of (a) a change in control of Lawson (as defined in the award document), (b) the date on which the recipient is no longer a director, or (c) the date on which the Compensation Committee determines that an “unforeseeable emergency” has occurred for the award recipient in accordance with Section 1.409A-3(i)(3) of the regulations under Section 409A of the Internal Revenue Code. As of May 31, 2009, each of Messrs. Chang, Gyenes, Hubers, Rocca, and Wahl had 15,000 RSUs outstanding.

(3)

On November 13, 2008 we granted to each of Messrs. Chang, Gyenes, Hubers, Rocca, and Wahl, non-qualified options to purchase 39,000 shares of our common stock at an exercise price of $4.37, which was the closing price of our common stock on the date of grant. As of May 31, 2009, the aggregate number of shares subject to stock options under this column was 195,000 shares. The amounts in this column reflect the expense recognized for financial statement reporting purposes in fiscal 2009 based on the grant date fair value of each grant of options in accordance with SFAS 123(R), for stock options granted under our Amended and Restated 2001 Stock Incentive Plan. The assumptions used in calculating these amounts are set forth in Note 5, Share-Based Compensation and Stock Incentive Plans, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. Under the compensation program for non-management directors for fiscal 2009, existing non-management directors were eligible to receive a grant of 39,000 immediately vested nonqualified stock options.  As of May 31, 2009, our non-management directors had the following option awards outstanding:

Name	Options Outstanding (#)

H. Richard Lawson	—
Romesh Wadhwani	—
Steven C. Chang	95,000
Peter Gyenes	95,000
David R. Hubers	127,260
Michael A. Rocca	145,000
Paul Wahl	95,000

(4)

Lawson has purchased group excess personal liability umbrella insurance in the amount of $15 million per director. In fiscal 2009, the annual premium cost of this umbrella insurance was $1,875 per director.

Employment Agreements

Employment Agreement with Harry Debes

On June 2, 2005, we entered into an employment agreement with Harry Debes, which established his initial compensation level and eligibility for salary increases, bonuses, benefits, expense reimbursement and stock awards under our equity plans. Under that agreement, Mr. Debes was appointed as president and chief executive officer and as a director of Lawson. The agreement may be terminated either by us or Mr. Debes at any time, with or without cause. If we terminate Mr. Debes’ employment without cause or if he terminates his employment for good reason, or if he dies or becomes disabled, we are responsible for paying Mr. Debes executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of a fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. The agreement contains a provision restricting Mr. Debes’ ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. In October 2005 and August 2009, we amended Mr. Debes’ employment agreement concerning relocation expenses. In June 2006, we amended Mr. Debes’ employment agreement to make our Executive Change in Control Severance Pay Plan for Tier 1 Executives (described below in “Compensation of Executive Officers - Executive Change in Control Severance Pay Plan for Tier 1 Executives”) applicable to Mr. Debes.

Employment Agreement with Robert A. Schriesheim

On October 5, 2006, we entered into an employment agreement with Robert A. Schriesheim, which established his initial compensation level and eligibility for salary increases, bonuses, benefits, expense reimbursement and stock awards under our equity plans. Under that agreement, Mr. Schriesheim was appointed as chief financial officer and principal financial officer of Lawson. The agreement may be terminated either by us or Mr. Schriesheim at any time, with or without cause. If we terminate Mr. Schriesheim’s employment without cause or if he terminates his employment for good reason, or if he dies or becomes disabled, we are responsible for paying Mr. Schriesheim executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of a fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. The agreement contains a provision restricting Mr. Schriesheim’s ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. Under the agreement, Mr. Schriesheim is also eligible to participate under our Executive Change in Control Severance Pay Plan for Tier 1 Executives (described below in “Compensation of Executive Officers - Executive Change in Control Severance Pay Plan for Tier 1 Executives”).

Ownership of Principal Stockholders, Directors and Management

The following table provides information about the number of shares of our common stock beneficially owned as of August 17, 2009, by our directors (including director nominees) and the executive officers named in the Summary Compensation Table, as well as all directors and executive officers as a group, and each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
H. Richard Lawson	9,627,845	(2)	6.0%
Co-Chair of the Board
Dr. Romesh Wadhwani	7,736,928	(3)	4.8%
Co-Chair of the Board
Harry Debes	2,737,146	(4)	1.7%
President and Chief Executive Officer, and a Director
Robert A. Schriesheim	641,000	(5)	*
Executive Vice President and Chief Financial Officer, and a Director
Dean J. Hager	477,592	(6)	*
Group Executive Vice President of S3 Industries
Guenther Tolkmit	128,639	(7)	*
Senior Vice President of Product Development
Travis White	107,407	(8)	*
Senior Vice President of Marketing
Steven C. Chang	115,057	(9)	*
Director
Peter Gyenes	95,000	(10)	*
Director
David R. Hubers	181,500	(11)	*
Director
Michael A. Rocca	156,500	(12)	*
Director
Paul Wahl	101,500	(13)	*
Director
All Directors and Executive Officers as a group (19 individuals)	23,018,248		14.2%
John Cerullo	10,998,591	(14)	6.8%
c/o Eric D. Marchland, Meadows Owens, et al
901 Main Street, Suite 3700
Dallas, TX 75202
ClearBridge Advisors, LLC	12,848,339	(15)	8.0%
620 8th Avenue
New York, NY 10018
Waddell & Reed Financial, Inc.	13,053,900	(16)	8.1%
6300 Lamar Avenue
Overland Park, KS 66202

*	Less than 1%.

(1)

The business address for all directors and executive officers is 380 St. Peter Street, St. Paul, Minnesota  55102-1302. Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

H. Richard Lawson and Patricia Lawson share voting and dispositive power with respect to all 9,627,845 shares, which include 8,956,965 shares held by Lawson Family Investment Company, Ltd. (“LFIC”) over which Mr. Lawson and Ms. Lawson share voting and dispositive control, 638,666 shares held by Mr. Lawson and Ms. Lawson as tenants in common, and 32,214 shares held by Mr. Lawson in the Lawson 401(k) plan. LFIC has sole voting and dispositive power with respect to 8,956,965 shares.

(3)

7,634,451 shares are owned directly by the Romesh & Kathleen Wadhwani Trust (the “Trust”). 102,477 shares are owned directly by Symphony Technology Group II-A, L.P. (“Symphony”). Symphony Technology II GP, LLC (“Symphony GP”) controls the voting and disposition of the 102,477 shares owned directly by Symphony, of which Symphony GP is the sole general partner. Dr. Romesh Wadhwani is the Managing Director of Symphony GP and either has sole authority and discretion to manage and conduct the affairs of Symphony GP or has veto power over the management and conduct of Symphony GP. Symphony GP and Dr. Wadhwani disclaim beneficial ownership of the shares held by Symphony. The shares owned directly by the Trust are subject to a prepaid forward contract and are pledged as collateral to secure the obligations of the Trust under such contract. Dr. Wadhwani is a trustee of the Trust and shares the authority and discretion to manage and conduct the affairs of the Trust. By reason of this relationship, Dr. Wadhwani may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of the shares held by the Trust. Dr. Wadhwani disclaims beneficial ownership of the shares held by the Trust.

(4)	Includes options for the purchase of 2,430,555 shares that are exercisable within 60 days after August 17, 2009.

(5)	Includes options for the purchase of 640,000 shares that are exercisable within 60 days after August 17, 2009.

(6)	Includes options for the purchase of 430,778 shares that are exercisable within 60 days after August 17, 2009.

(7)	Includes options for the purchase of 107,639 shares that are exercisable within 60 days after August 17, 2009.

(8)	Includes options for the purchase of 93,007 shares that are exercisable within 60 days after August 17, 2009.

(9)	Includes options for the purchase of 95,000 shares that are exercisable within 60 days after August 17, 2009.

(10)	Includes options for the purchase of 95,000 shares that are exercisable within 60 days after August 17, 2009.

(11)	Includes options for the purchase of 127,260 shares that are exercisable within 60 days after August 17, 2009.

(12)	Includes options for the purchase of 145,000 shares that are exercisable within 60 days after August 17, 2009.

(13)	Includes options for the purchase of 95,000 shares that are exercisable within 60 days after August 17, 2009.

(14)

We have relied upon information furnished to the SEC in a Schedule 13G/A filed on May 27, 2008 by the Cerullo Family Limited Partnership (the “Partnership”), the Cerullo Charitable Remainder Trust #1 UAD 12/21/2007 (“Trust No. 1”), the Cerullo Charitable Remainder Trust #2 UAD 12/21/2007 (“Trust No. 2”), and by John J. Cerullo and Geraldine F. Cerullo, each individually. Of the shares reported, the Partnership reported that it held 3,939, 483 shares and had shared voting and dispositive power with respect to all of such shares; Trust No. 1 reported that it held 1,927,864 shares and had sole voting and dispositive power with respect to all of such shares; Trust No. 2 reported that it held 473,940 shares and had sole voting and dispositive power with respect to all of such shares; John J. Cerullo reported that he held 10,998,591 shares, including 4,657,304 shares held by JGC Investments Limited Partnership (“JGC”) and 2,401,804 shares held in Trust No. 1 and Trust No. 2 (the “Trusts”), for which he is trustee, and that he had sole voting and dispositive power with respect to 2,401,804 shares and shared voting and dispositive power with respect to 8,596,787 shares; and Geraldine F. Cerullo reported that she held 8,596,787 shares, including 4,657,304 shares held by JGC, and that she had shared voting and dispositive power with respect to 8,596,787 shares. Shares owned by the Partnership are jointly owned by Mr. Cerullo and Ms. Cerullo through the Partnership. Mr. Cerullo is the sole trustee for the Trusts and holds sole voting and dispositive power with respect to the shares held by the Trusts.

(15)

We have relied upon information furnished to the SEC in a Form 13F filed on August 14, 2009 by ClearBridge Advisors, LLC (“ClearBridge”). Of the shares reported, ClearBridge reported that it had sole voting and dispositive power with respect to 11,597,770 shares. Of the shares reported, ClearBridge reported that it had no voting power with respect to 1,250,569 shares.

(16)

We have relied upon information furnished to the SEC in a Form 13F filed on August 6, 2009 by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”), and Ivy Investment Management Company (“IICO”). Of the shares reported, WRFSI reported that it held 10,608,900 shares and had sole voting and dispositive power with respect to all of such shares; WRI reported that it held 10,608,900 shares and had sole voting and dispositive power with respect to all of such shares; WRIMCO reported that it held 10,608,900 shares and had sole voting and dispositive power with respect to all of such shares; and IICO reported that it held 2,445,000 shares and had sole voting and dispositive power with respect to all of such shares. The shares reported are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR or WRIMCO, an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the reported shares under Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”). IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those officers and directors, we believe that each executive officer and director complied with all filing requirements in a timely manner under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2009.

Audit Committee Report

This report of the Audit Committee of Lawson Software, Inc.’s (“Lawson’s”) Board of Directors describes the actions of the Audit Committee for the fiscal year ended May 31, 2009. This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any future filing under the Securities Act of 1944, as amended, or the Exchange Act, except to the extent that Lawson specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

The Audit Committee is responsible for retaining Lawson’s independent registered public accounting firm and approving the services it will perform. Pursuant to the charter adopted by the Board in 2002 and amended in June 2005, May 2006, June 2007, and July 2009 the Audit Committee acts on behalf of the Board of Directors to oversee Lawson’s financial reporting processes and the adequacy of its internal controls. The Audit Committee reviews financial and operating reports and disclosures, including Lawson’s reports filed on Forms 10-K and 10-Q.

The Committee also reviews the performance of Lawson’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. Lawson’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Lawson’s audited financial statements to accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with Lawson’s consolidated financial statements for the fiscal year ended May 31, 2009, the Audit Committee has:

•       reviewed and discussed the audited financial statements and the fair and complete presentation of Lawson’s results with management and representatives of PricewaterhouseCoopers LLP, Lawson’s independent registered public accounting firm for fiscal 2009;

•       discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•       received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with representatives of PricewaterhouseCoopers LLP; and

•       considered whether PricewaterhouseCoopers LLP’s provision of other non-audit services to Lawson is compatible with the independent registered public accounting firm’s independence, and pre-approved fees for audit and non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to Lawson’s Board of Directors that Lawson’s audited financial statements be included in Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael A. Rocca, Chair

Steven C. Chang

Peter Gyenes

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, referred to as PwC, as our independent registered public accounting firm for the fiscal year that began June 1, 2009 and has further directed that management submit the selection of PwC for ratification by stockholders at the annual meeting. PwC has audited our financial statements since 1995. A representative of PwC is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

None of the provisions of our Bylaws, other governing documents or applicable law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees and Services

For the fiscal years ended May 31, 2009, and May 31, 2008, PwC served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by PwC during fiscal 2009 and 2008, respectively. The fees listed below were pre-approved by our Audit Committee.

Service Type	Fiscal 2009	Fiscal 2008

Audit Fees (1)	$4,081,492	$4,426,729
Audit-Related Fees (2)	37,944	88,499
Tax Fees (3)	1,464,727	912,468
All Other Fees (4)	25,903	1,500
Total	$5,610,066	$5,429,196

(1)

Consists of fees incurred for the integrated audit of our consolidated financial statements and internal controls over financial reporting, audits of our statutory financial statements and review of our interim financial statements and acquisition matters.

(2)	Consists of fees incurred for audits of our employee benefit plan and services related to regulatory matters.

(3)	Consists of fees incurred for tax compliance, international tax planning and tax advisory services.

(4)	Consists of fees incurred for informational perspectives related to a system evaluation and a subscription to an accounting and reporting research tool.

The Audit Committee, after a review and discussion with PwC of the preceding information, determined that the provision of these services was compatible with maintaining PwC’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in March 2003. Since the date of adoption, the Audit Committee has approved all of the services performed by PwC.

Board Voting Recommendation

The Board recommends that stockholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending on May 31, 2010. Proxies will be voted FOR the proposal unless otherwise specified.

If the appointment of PricewaterhouseCoopers LLP were not to be ratified by the stockholders, the Board would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement. All compensation paid to the named executive officers is determined by the Compensation Committee of the Board of Directors, which is composed solely of independent non-management directors who meet regularly during the fiscal year. The Compensation Committee has retained the firm of Frederic W. Cook as its outside compensation consultant.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers.”

•    Harry Debes, President and Chief Executive Officer

•    Robert A. Schriesheim, Executive Vice President and Chief Financial Officer

•    Dean J. Hager, Group Executive Vice President of S3 Industries

•    Guenther Tolkmit, Senior Vice President of Product Development

•    Travis White, Senior Vice President of Marketing

Compensation Philosophy and Principles

The guiding philosophy and principles of our executive compensation program are to:

•    Provide compensation that will attract, retain and motivate a superior executive leadership team;

•    Motivate our executives to achieve important Company and individual performance goals; and

•    Align the interests of our executive officers with those of our stockholders.

The Compensation Committee designs the compensation programs for our executive officers to place a heavy emphasis on rewarding performance. As a result, a significant percentage of the total target cash compensation of the named executive officers for fiscal 2009 was based on performance, with the only fixed compensation elements being base salary and certain employee benefits.  Consistent with previous years, incentive compensation remained a significant portion of the total compensation package.  For fiscal 2009, target incentive pay as a percentage of base pay was 100% for Messrs. Debes and Schriesheim, 80% for Mr. Hager, 75% for Mr. Tolkmit and 45% for Mr. White. In July 2009, the Compensation Committee approved a $1,000,000 aggregate discretionary bonus for key leaders (field and non-field), which included the named executive officers.  In addition, the Compensation Committee approved a deferred revenue bonus for certain leaders who were employees on both August 31, 2007 and May 31, 2009, which included each of the named executive officers.

Fiscal 2009 Executive Compensation Program

Elements of Compensation.   The fiscal 2009 compensation program for our named executive officers included the following elements:

Element	Form of Compensation	Purpose	Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are reviewed each year and may be adjusted based on the person’s prior year performance and economic conditions

Incentive Cash Compensation Under our Executive Leadership Results Plan (“ELRP”)	Cash	Create a strong financial incentive for achieving the Company’s financial goals	Company financial metrics for all named executive officers

Fiscal 2009 Discretionary Bonus	Cash	To provide one-time compensation to encourage retention and to reward performance	Discretionary based on improved Non-GAAP Operating Income performance for fiscal 2009

Fiscal 2009 Deferred Revenue Bonus	Cash	To provide a one-time catch-up bonus on the deferred revenue from license transactions in prior years, but not previously rewarded	Discretionary based on recognition of deferred license transactions from fiscal 2007 and 2008

Equity-Based Compensation	Stock options, RSUs and/or restricted stock	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in Lawson	Lawson common stock price

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including vacation, retirement, stock purchase, health, life insurance and disability plans	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Benefits and Perquisites

Annual executive physical exam; personal estate and financial planning; personal umbrella liability insurance; one airline travel club membership; and for Messrs. Debes and Schriesheim reimbursement of certain personal travel expenses; for Mr. Schriesheim reimbursement of certain living expenses in St. Paul; for Mr. Hager reimbursement of certain travel and living expenses in the United Kingdom; for Mr. Tolkmit reimbursement of certain travel and living expenses in Europe and the United States; and for Mr. White reimbursement of certain travel and living expenses in Sweden

	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

How We Determine Compensation.   The Compensation Committee is responsible for determining and approving executive officer compensation each year. In addition, the Compensation Committee oversees the development, evaluation and approval of equity-based compensation for all employees, including our executive officers. The Compensation Committee’s annual review includes consideration of several factors, including: (i) the relationship between executive compensation and corporate performance and returns to stockholders; (ii) the qualitative or quantitative measures of corporate performance to be used in the determination of executive compensation; and (iii) market data of comparably sized companies to assess our competitive position for three principle components of executive compensation—base salary, cash incentive compensation and equity-based compensation.

Role of Independent Compensation Consultant in Determining Compensation.   Since October 2005, the Compensation Committee has retained the independent consulting firm of Frederic W. Cook to assist the committee with executive compensation planning each year. The Compensation Committee believes that Frederic W. Cook’s assessment helps ensure that executive compensation is in line with our stated objectives and reasonable when compared to the market for executive talent. In addition, the engagement of an independent consultant enhances the overall independence of the Compensation Committee’s decision-making. Frederic W. Cook provides the Compensation Committee with information about market trends, compensation practices at comparable companies, executive retention, and best practices for both cash and equity compensation.

Principal Compensation Changes that Took Effect in Fiscal 2009.   In fiscal 2008, Frederic W. Cook completed a total compensation study to assess market trends related to equity compensation programs, key officer competitive analysis, outside director competitive analysis, equity compensation competitive analysis and equity compensation expensing. The fiscal 2008 study also included a survey of available proxy statement compensation data for the following companies:

• Autodesk	• Compuware	• Kronos	• Synopsys
• BEA Systems	• Epicor Software	• Microstrategy	• Tibco Software
• BMC Software	• Hyperion Solutions	• Novell	• Tyler Technologies

• Borland Software	• I2 Technologies	• Oracle
• Cadence Design Systems	• Intuit	• QAD
• Citrix Systems	• JDA Software Group	• Sybase

In conjunction with Frederic W. Cook, the Compensation Committee and the Company selected the above list of companies because we compete for business or executive talent with these companies.  Some of these companies are larger than the Company and others have annual revenue generally comparable to our annual revenue.  The Compensation Committee targeted the median overall compensation levels because of its belief that the median level, coupled with additional upside for exceeding certain Company financial goals, provides a competitive pay package.  Due to the economic recession and need to control costs, the study completed for fiscal 2008 was also used in fiscal 2009.  Some of the companies from the fiscal 2008 study were no longer considered a competitor because of acquisitions (Kronos, BEA Systems, and Hyperion Solutions).  Frederic W. Cook determined that these departures did not significantly impact the overall results of the study.

Based on the market data in Fredric W. Cook’s study concerning equity compensation for officers in comparable positions, on November 13, 2008, the Compensation Committee approved the grants of nonqualified stock options and restricted stock units to certain named executive officers, as shown below under “Grants of Plan-Based Awards.” We conducted our annual employee performance reviews in the fall of 2008, and determined that due to economic conditions, no base salary increases would be made for the named executive officers for fiscal 2009.

Role of Executive Officers in Determining Compensation.   The Compensation Committee determines the compensation of our chief executive officer. In fiscal 2009, no salary change recommendations were made for our chief executive officer or the other named executive officers.   The chief executive officer recommended to the Compensation Committee that the financial metrics under the ELRP for fiscal 2009 be license revenue, non-GAAP total revenue and non-GAAP operating income.  In addition, the chief executive officer recommended the  individual organizational effectiveness bonus (“OEB”) goals under the ELRP for each of the other named executive officers who had OEBs for their respective functional areas within Lawson. The OEBs are individual goals that are either based on certain Company metrics or the functional area of each respective named executive officer.  The Compensation Committee has the authority to accept, reject or modify the recommendations of the chief executive officer. The Compensation Committee accepted the chief executive officer’s recommendations for fiscal 2009. The chief executive officer also recommended that the cash incentive compensation program under the ELRP continue to have both quarterly and annual payout targets to ensure focus on both the quarterly progress and annual objectives.

In the fall of 2008, when the global economic recession began to adversely impact the Company, the chief executive officer recommended to the Compensation Committee that the financial metrics under the ELRP be changed from license revenue, non-GAAP total revenue and non-GAAP operating income (by quarter and fiscal year) to only non-GAAP operating income (as a percentage of revenue) for the entire fiscal year.  This change would start for the second quarter and be in effect for the remainder of the fiscal year.  This change was recommended to incent management to focus on cost control and profitability because in the recessionary environment, these were the principle factors under management’s control.  In addition, to assist with cost control, the chief executive officer also recommended that the individual OEB goals under the ELRP for each of the other named executive officers be cancelled.  The Compensation Committee approved these changes effective September 1, 2008.

Except for providing target compensation recommendations for the named executive officers (excluding himself) and recommendations concerning OEB goals, achievement and payouts, and recommendations for any discretionary bonuses, our chief executive officer does not make the compensation decisions for the named executive officers.  Our other executive officers do not make compensation recommendations for any executive officers.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees may participate. These programs include incentive cash compensation under our ELRP, our

Amended and Restated 1996 Stock Incentive Plan and our Amended and Restated 2001 Stock Incentive Plan (together, the “Stock Incentive Plans”), our Profit Sharing and 401(k) Retirement Plan, our Employee Stock Purchase Plan (“ESPP”), and the other compensation described below.

Analysis of Compensation Elements

Base Salary.   The Compensation Committee generally determines base salary levels for our named executive officers after completion of our annual employee performance review program and during the time when any salary changes are to take effect.  The Compensation Committee considers the following factors: (i) individual performance compared with individual objectives and (ii) review of salaries in the market survey data and for similar positions for the comparable companies selected by Frederic W. Cook.  Because of the global economic recession and the need to control costs, the Compensation Committee did not increase base salaries for the named executive officers during fiscal 2009.  The most recent increase in base salaries for the named executive officers occurred in December 2007 during fiscal 2008.

Total Incentive Cash Compensation.   Incentive cash compensation for our named executive officers for fiscal 2009 was derived from our ELRP, a fiscal 2009 deferred revenue bonus program approved by the Compensation Committee in September 2008 and a post-fiscal 2009 discretionary bonus approved by the Compensation Committee. Under our employment agreement with Mr. Debes, we have agreed that his annual target cash incentive compensation under the ELRP will be 100% of his annual salary. Under our employment agreement with Mr. Schriesheim, we have agreed that his annual target cash incentive compensation under the ELRP will be 100% of his annual salary.  The annual target cash incentive compensation as a percentage of base salary for fiscal 2009 was 80% for Mr. Hager, 75% for Mr. Tolkmit, and 45% for Mr. White.

Incentive Cash Compensation Based on Company Metrics under the ELRP.   The Compensation Committee selected license revenue, total non-GAAP revenue and non-GAAP operating income as the Company metrics under the ELRP for the first quarter of fiscal 2009 because these three metrics were key components of our business strategy at that time.  These metrics applied to all of our named executive officers. For fiscal 2009, the Compensation Committee decided that these Company metrics should determine 100% of Mr. Debes’ incentive cash compensation under the ELRP due to the importance to the business strategy.  Because of that importance, the Compensation Committee allocated 80% of the annual target incentive compensation under the ELRP for Messrs. Schriesheim, Hager, Tolkmit, and White based on the Company metrics and 20% to their respective OEBs. Due to the Compensation Committee’s decision to focus on cost control and profitability, beginning in the second quarter of fiscal 2009 and for the remainder of the year, non-GAAP operating income (as a percentage of revenue) for the entire fiscal 2009 was used as the only financial metric under the ELRP. Because the OEB component of the ELRP was eliminated for the entire fiscal year, after the first quarter, the only performance metric under the ELRP for the named executive officers was non-GAAP operating income for the fiscal year.  After giving effect to that change, the percentage of the annual target incentive compensation allocated to the ELRP for the remainder of fiscal 2009 was 84.4% for Mr. Debes and 80% for the other named executive officers.

At the beginning of fiscal 2009, 50% of the target incentive amounts based on Company metrics under the ELRP were subject to quarterly payouts, and the remaining 50% was subject to an annual payout, as shown in the following table:

2009 ELRP — Company Metric Portion — Targets

Quarter 1 Target Payout Grid

Company Metric	Weight	Below 90%	90% of Target	95% of Target	100% of Target	Greater than 100%
Non-GAAP Revenue	40%	0%	50%	75%	100%	100%
License Revenue	20%	0%	50%	75%	100%	100%

Company Metric	Weight	Below 80%	80% of Target	90% of Target	100% of Target	Greater than 100%
Non-GAAP Operating Income	40%	0%	50%	75%	100%	100%

Annual Target Payout Grid Based on Q1 Performance

Company Metric	Weight	Below 90%	90% of Target	95% of Target	100% of Target	105% of Target	Greater than 105%
Non-GAAP Revenue	40%	0%	50%	75%	100%	120%	120% to 150%
License Revenue	20%	0%	50%	75%	100%	120%	120% to 150%

Company Metric	Weight	Below 80%	80% of Target	90% of Target	100% of Target	105% of Target	Greater than 105%
Non-GAAP Operating Income	40%	0%	50%	75%	100%	120%	120% to 150%

Effective September 1, 2008 as approved by the Compensation Committee, the Company metric under the ELRP was changed to only non-GAAP operating income (as a percentage of revenue) for the fiscal year to incent management to focus on cost control and profitability, as shown in the following table:

Annual Target Payout Grid Effective Q2

Based on Non-GAAP Operating Income for the Fiscal Year

(Excludes Q1 Quarterly Target)

Company Metric	Weight	Below 92%	92% of Target	96% of Target	100% of Target	Greater than 100%
Non-GAAP Operating Income	100%	0%	50%	75%	100%	120% to 150%

The Compensation Committee used non-GAAP financial results during fiscal 2009 to measure management performance under the ELRP plan.  The non-GAAP results differ from GAAP and excluded amortization of all acquisition-related intangibles, amortization of purchased maintenance contracts, certain stock-based compensation expenses, restructuring charges, reductions to pre-merger claims reserves and other expenses. In addition, Lawson’s non-GAAP financial results for fiscal 2009 included pro forma revenue for maintenance contracts acquired through acquisitions for which the deferred revenue on the acquired Company’s balance sheet has been eliminated from GAAP results as part of the purchase accounting for the acquisition. Lawson’s management believes the non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations and are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies that have recently made significant acquisitions. Our management uses these non-GAAP measures to assess our operating performance, develop budgets and manage expenditures. The Compensation Committee used the same non-GAAP adjustments for revenue and operating income for the ELRP metrics so that the ELRP would be in alignment with our management and operations of the Company. Before any payouts are made under the ELRP based on the achievement of Company metrics, both the Compensation Committee and the Audit Committee review the results to confirm that the Company metrics have been achieved.

Lawson’s Compensation Committee sets aggressive goals for the ELRP targets. When establishing the fiscal 2009 Company metric targets under the ELRP, the Compensation Committee set “stretch” targets that exceeded our budget to align with the best interests of our stockholders. For incentive compensation purposes, the Company sets internal targets and measures achievements on a non-GAAP basis at constant budgeted foreign currency rates.

The actual payouts for fiscal 2009 are indicated in the table below:

2009 ELRP — Company Metric Portion — Actual Payout for Q1

Quarter	Metric	Target (in millions)	Achievement (in millions)	Level of Achievement	% Payout
Q1	License Revenue	$27.6	$21.0	Below Target	0%
	Non-GAAP Total Revenue	$203.8	$189.4	Met Target	62.5%
	Non-GAAP Operating Income	$19.1	$12.7	Below Target	0%

2009 ELRP — Company Metric Portion  — Actual Payout Beginning Q2

(Excludes Q1 Quarterly Target)

Year	Measure	Target Percent	Achievement Percent	Level of Achievement	% Payout
2009	Non-GAAP Operating Income	13.0%	10.8%	Below Target	0%

The named executive officers received the following payouts under the ELRP based on our results of operations for the first quarter of fiscal 2009:  Mr. Debes $41,308, Mr. Schriesheim $20,320, Mr. Hager $11,430, Mr. Tolkmit $7,567 and Mr. White $5,944.  Because the Company did not achieve its non-GAAP operating income target for fiscal 2009, none of the executive officers received a payout under the ELRP based on that Company metric.

Incentive Cash Compensation Based on OEBs Under the ELRP.  The OEBs were individual goals based on certain Company metrics or the functional area of each respective named executive officer.  The Compensation Committee allocated all of Mr. Debes’ incentive target to the above Company metrics, and none to OEBs, because the Company metrics were the key performance goals for Lawson for fiscal 2009.  Mr. Schriesheim’s OEBs for fiscal 2009 were based on general and administrative expenses as a percent of budgeted revenue for fiscal 2009, global implementation of various financial systems, survey results for Finance employees and our effective tax rate.  Mr. Hager’s OEB for fiscal 2009 was based on contracting revenue growth.  Mr. Tolkmit’s OEBs for fiscal 2009 were based on employee development in R&D and delivery of  new products.  Mr. White’s OEB for fiscal 2009 was based on global licensing activity.  In the fall of 2008, when the global economic recession began to adversely impact the Company, the Compensation Committee eliminated the OEBs so that the named executive officers’ principal focus would be on cost control and profitability.  Because of that change, no payments were made to the named executive officers based on the achievement of OEBs for fiscal 2009.

Discretionary Cash Bonus.  In July 2009, the Compensation Committee approved a $1,000,000 aggregate discretionary bonus for approximately 100 field and non-field employees who were identified as key leaders in fiscal 2009, including each of the executive officers.  The Compensation Committee approved this discretionary bonus to encourage retention and to recognize the year over year improvement in non-GAAP operating income despite the global economic recession.  The Compensation Committee determined the aggregate discretionary cash bonuses in an amount which would preserve the year over year improvement in non-GAAP operating income. The aggregate $1,000,000 discretionary bonus was allocated to the recipients on a pro rata basis, based on the respective ELRP targets to each of those recipients for fiscal 2009.  Out of that discretionary bonus, Mr. Debes received $101,727, Mr. Schriesheim received $64,925, Mr. Hager received $42,201, Mr. Tolkmit received $48,918 and Mr. White received $18,992.

Fiscal 2009 Deferred Revenue Bonus Program.  In September 2008, the Compensation Committee approved a fiscal 2009 deferred revenue bonus program for certain leaders who were employees on both August 31, 2007 and May 31, 2009, including each of the named executive officers.  During fiscal years 2007 and 2008, the Company experienced higher deferred license revenue than planned.  The fiscal 2009 deferred revenue bonus program was designed to allow the participants to receive an incentive payment for fiscal 2009, based on the recognition of those deferred licenses, because no incentive payments were made to those individuals in fiscal years 2007 or 2008 based on that deferred license revenue.  The amount of the catch-up bonus under the fiscal 2009 deferred revenue bonus program was equivalent to the amount of bonus that was not earned in fiscal years 2007 or 2008 because of the deferral of the recognition of revenue from the unplanned license transactions during those two years.  In July 2009, based on the achievement of recognition of that deferred license revenue, the Compensation Committee approved the following payments under the fiscal 2009 deferred revenue bonus program:  Mr. Debes $512,117, Mr. Schriesheim $252,119, Mr. Hager $141,817, Mr. Tolkmit $164,394 and Mr. White $73,745.

Equity Incentive Plans.   The Compensation Committee must approve all equity-based incentive awards to our named executive officers and directors. In February 2007, we adopted an Equity Grant Policy and Equity Grant Procedures that apply to all future equity-based incentive awards. The policy and procedures govern the approval and timing of grants to help ensure compliance with applicable law and applicable accounting requirements under SFAS No. 123(R). We calculate the fair value of equity-based incentive awards at the time of grant and recognize the applicable compensation expense over the service period, which is usually the vesting period. The amounts the named executive officers eventually realize from these equity awards may be higher or lower than the compensation expense recognized for purposes of SFAS No. 123(R). The views of the Compensation Committee and management regarding equity awards are based on the principle that equity compensation should seek to align employees’ actions with stockholders’ interests. The Compensation Committee and management believe that equity compensation can help us recruit, retain and motivate the employees needed for the present and future success of Lawson.

Executive officers realize long-term incentive compensation through equity awards. Based on the Frederic W. Cook study of market data concerning equity compensation for officers in comparable positions, on November 13, 2008 the Compensation Committee approved the grants of nonqualified stock options and restricted stock units (RSUs) to the named executive officers, as shown below under “Grants of Plan-Based Awards.” Stock options provide actual economic value to the holder if the price of Lawson stock has increased from the grant date to the time the option is exercised. In contrast, RSUs, if and when vested, will have a gross value equal to the then-current market value of the Company’s common stock. Stock options motivate executive officers by providing more potential upside, whereas RSUs assist us in retaining executive officers because vested RSUs have value even if the stock price declines or stays flat. The stock options granted to the named executive officers on November 13, 2008 vest 25% after the first year, and 6.25% each quarter thereafter. The RSUs granted to the named executive officers on November 13, 2008 were granted in two tranches of 50% each.  The first tranche would vest 100% if the Company achieved its non-GAAP operating income target for fiscal 2009 and the second tranche would vest 100% if the Company achieved its non-GAAP operating income target for fiscal 2010.  Because the Company did not achieve the non-GAAP operating income target for fiscal 2009, all of the first tranche of RSUs were forfeited.  If the named executive officer is terminated without cause or leaves for good reason within two years after a change in control of Lawson, the options and RSUs (not previously forfeited) vest as described below under “Potential Payments Upon Termination of Employment or Change in Control of Lawson.”

Perquisites and Other Benefits.   Our named executive officers are generally offered the same employee benefits and perquisites offered to all U.S.-based employees, and a few additional benefits, all of which are summarized in the table below:

Benefit or Perquisite	All Full-Time US Employees	Named Executive Officers
Employee Stock Purchase Plan	☒	☒
Health Insurance	☒	☒
—Executive Physical Exam		☒
Life Insurance	☒	☒
Long-Term Disability	☒	☒
Paid Time Off	☒	☒
Retirement Savings Plan	☒	☒
Short-Term Disability	☒	☒
Estate and Financial Planning (up to $5,000 per year)		☒
Umbrella Personal Liability Insurance		☒
Airline Travel Membership (up to $350 per year)		☒

We provide the executive benefits and perquisites denoted above to compete for executive talent. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Retirement Savings Plan.   The Lawson Software Profit Sharing and 401(k) Retirement Plan (the “Retirement Savings Plan”) is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). Under the Retirement Savings Plan, we match employee contributions, including those made by our named executives, at rates approved by the Company. The matching and vesting provisions of the Retirement Savings Plan in effect during fiscal 2009 were as follows:

Period	Matching Contributions	Years of Service Vesting	Vested Percentage
June 1, 2008 through May 31, 2009	Lawson contributes an amount equal to 50% of the Participant’s Elective Deferrals up to 4% of the Participant’s Compensation	After 1 year	0%
		After 2 years	25%
		After 3 years	50%
		After 4 years	75%
		After 5 years	100%

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, we may terminate the plan or discontinue the employer matching contributions at our sole discretion. If the Retirement Savings Plan were terminated, all employer matching contributions would immediately vest. T. Rowe Price Trust Company has served as the trustee for the Plan since September 1, 1999. We do not sponsor any other retirement plans in which our named executive officers participate.

Employee Stock Purchase Plan.   Under Lawson’s ESPP, full time employees based in the United States and Canada, and certain Lawson employees in the United Kingdom are eligible to participate.  This includes the named executive officers with the exception of Mr. Tolkmit who is located in Switzerland.  Eligible employees may elect to purchase shares of Lawson common stock four times per year at a 15% discount off of the market price of our common stock at the end of each quarterly purchase period. Participants may elect to have 1% to 15% of their base compensation withheld to use for the purchase of shares under the ESPP. Each year the Compensation Committee sets an annual share limit for each participant in the ESPP, as a means to manage dilution and the compensation expense to us under the ESPP. For fiscal 2009, the Compensation Committee kept the annual share limit at 2,500 shares per participant (625 shares per quarterly purchase period).

Adjustment or Recovery of Awards or Payments.  In the event that the performance measures upon which compensation awards are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, the Compensation Committee would consider on a case-by-case basis whether to adjust such award or recover such award from the executive who received the award. Under the terms of the ELRP, the compensation of the chief executive officer and chief financial officer is subject to forfeiture under the Sarbanes-Oxley Act of 2002.  We do not have any other formal policy that would require an adjustment to or recovery of a compensation award.

Tax and Other Considerations.   Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the chief executive officer, the chief financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. We may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other “performance based” criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee Report On Executive Compensation

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, and this proxy statement.

COMPENSATION COMMITTEE

David R. Hubers, Chair

Dr. Romesh Wadhwani

Paul Wahl

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the SEC. During fiscal 2009, the following individuals served as members of our Compensation Committee: David R. Hubers, Dr. Romesh Wadhwani and Paul Wahl. Neither Mr. Hubers nor Mr. Wahl has ever served as an officer or employee of Lawson, nor does either of these individuals have any relationships with Lawson or any of our subsidiaries requiring disclosure under “Certain Transactions” above. As disclosed under “Certain Transactions” above, Dr. Wadhwani is a principal stockholder of both Symphony Services India and Lawson (indirectly through other companies affiliated with Symphony Services India).  During the fourth quarter of fiscal 2009, we repurchased 1,600,000 shares of our common stock from an affiliate of Dr. Wadhwani, as discussed under “Certain Transactions” above.  Mr. Wahl is a member of the advisory board of Symphony Technology Group, a private investment firm founded by one of our directors, Dr. Wadhwani.

Compensation of Executive Officers

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs. The table below presents compensation for the last fiscal year for the individuals who served as our chief executive officer and our chief financial officer during fiscal 2009, and for each of the three other most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2009, (collectively, the “named executive officers”).

Summary Compensation Table

The table below summarizes the total compensation for each of our named executive officers during fiscal 2009, fiscal 2008 and fiscal 2007.

Summary Compensation Table

Name and Title	Fiscal Year	Base Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Harry Debes	2009	650,000	613,844	438,235	1,993,858	41,308	20,990	3,758,235
President and	2008	587,500	83,945	256,037	1,738,255	439,560	42,935	3,148,232
Chief Executive Officer	2007	502,946	—	131,250	1,534,595	175,383	89,706	2,433,880

Robert A. Schriesheim	2009	400,000	317,044	—	862,914	20,320	44,007	1,644,285
Executive Vice President	2008	400,000	15,498	—	842,408	342,888	75,865	1,676,659
and Chief Financial Officer	2007	284,372	—	—	658,508	95,043	29,833	1,067,756

Dean J. Hager	2009	285,000	184,018	89,117	146,676	11,430	94,223	810,464
Group Executive Vice	2008	278,211	23,246	66,826	165,433	175,032	257,114	965,862
President of S3 Industries	2007	266,003	—	35,574	281,115	86,085	12,006	680,783

Guenther Tolkmit (7)	2009	346,714	213,312	70,118	164,469	7,567	348,826	1,151,006
Senior Vice President of	2008	336,846	27,680	40,966	117,199	197,750	217,153	937,594
Product Development	2007	285,227	—	—	90,736	64,969	17,163	458,095

Travis White	2009	260,000	92,737	37,162	131,191	5,944	247,983	775,017
Senior Vice President of	2008	255,211	12,088	12,447	79,092	81,202	42,046	482,086
Marketing	2007	243,014	—	—	93,570	26,320	4,004	366,908

(1)	These amounts are before any deferrals to the Lawson Software Profit Sharing and 401(k) Plan. No other salary deferral plans are available to the named executive officers.

(2)

In July 2009, the Compensation Committee approved a $1,000,000 aggregate discretionary bonus for key field and non-field leaders, which included the named executive officers. In July 2009, the Compensation Committee also approved a $2,500,000 aggregate bonus payments under the fiscal 2009 deferred revenue bonus program for key non-field leaders who were employed on or before August 31, 2007 and remained employed on the date the bonus was made, which included the named executive officers.

(3)

These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended May 31, 2009, in accordance with SFAS No. 123(R), for share-based incentive awards granted under our Stock Incentive Plan. The other assumptions used in calculating these amounts are set forth in Note 5, Share-Based Compensation and Stock Incentive Plans, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. These amounts exclude the impact of estimated forfeitures. We recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).

(4)

These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended May 31, 2009, in accordance with SFAS No. 123(R), for stock options granted under our Stock Incentive Plan. The assumptions used in calculating these amounts are set forth in Note 5, Share-Based Compensation and Stock Incentive Plans, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. These amounts exclude the impact of estimated forfeitures.

(5)

The Non-Equity Incentive Plan Compensation includes cash bonuses earned under the Executive Leadership Results Plan (ELRP). Other cash bonuses are listed in the “Bonus” column above. Non-Equity Incentive Plan Compensation reflects cash incentives earned during the fiscal year, a portion of which was paid out during the following fiscal year, under the ELRP.

(6)	These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Retirement Plan Contributions ($)(a)	Taxable Excess Group Life Insurance and Taxable Umbrella Liability Policy ($)(b)	Financial Planning Reimbursement ($)(c)	ESPP Stock Purchase Discounts ($)	Other ($)		Total ($)

Harry Debes	2009	4,600	4,225	—	2,175	9,990	(d)(e)	20,990
	2008	4,500	4,225	—	3,519	30,691	(d)(e)	42,935
	2007	4,400	2,711	6,248	2,450	73,897	(d)(e)	89,706

Robert A. Schriesheim	2009	—	2,713	—	—	41,294	(f)	44,007
	2008	—	2,713	—	—	73,152	(f)	75,865
	2007	—	723	—	—	29,110	(f)	29,833

Dean J. Hager	2009	4,600	1,707	5,000	2,175	80,741	(e)(g)	94,223
	2008	4,500	1,707	5,000	3,519	242,388	(d)(g)	257,114
	2007	2,551	1,930	4,911	2,450	164		12,006

Guenther Tolkmit	2009	—	—	—	—	348,826	(g)(h)	348,826
	2008	—	—	—	—	217,153	(g)(h)	217,153
	2007	—	—	—	—	17,163		17,163

Travis White	2009	—	3,449	1,450	—	243,084	(g)	247,983
	2008	—	2,931	—	—	39,115	(d)(g)	42,046
	2007	—	3,104	—	—	900	(g)	4,004

	(a)	These amounts represent matching Company contributions to the Lawson Software Profit Sharing and 401(k) Retirement Plan.

	(b)	These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) umbrella liability insurance.

	(c)	These amounts include reimbursement for personal estate and financial planning.

	(d)	Includes commercial airfare and incremental cost of food and activities related to spousal attendance at business functions.

	(e)	Includes commercial airfare and incremental cost of food and activities related to an incentive program event for sales and services.

	(f)	Includes reimbursed travel and living expenses and related tax gross-ups as defined in Mr. Schriesheim’s employment agreement.

	(g)	Includes allowance for relocation expenses, temporary living, cost of living, related tax gross-ups, tax preparation fees and approved personal travel as part of an extended foreign work assignment.

	(h)	Includes allowance for a company-owned automobile.

(7)

The amounts reflected for Mr. Tolkmit’s Base Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation are in U.S. dollars and have been converted primarily from Euros from June 1, 2006 through December 31, 2008 and from Swiss Francs from January 1, 2008 through May 31, 2009 based on the applicable monthly average exchange rates during the fiscal year.

Grants of Plan-Based Awards

The table below summarizes for fiscal 2009 the cash incentive compensation targets under our ELRP and stock option and restricted stock unit awards to each of our respective named executive officers during fiscal 2009:

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
			Threshold		Target	Maximum		or Units	Options	Awards	Option Awards
Name	Award Type	Grant Date	($)		($)	($)		(#)(2)	(#)(3)	($/Sh)(3)	($)(4)

Harry Debes	Restricted Stock Units	11/13/2008	—		—	—		263,000	—	—	574,655
	Options	11/13/2008	—		—	—		—	693,000	4.37	958,696
	ELRP	6/1/2008	—	(5)	650,000	—	(6)	—	—	—	—

Robert A. Schriesheim	Restricted Stock Units	11/13/2008	—		—	—		59,000	—	—	128,915
	Options	11/13/2008	—		—	—		—	155,000	4.37	214,427
	ELRP	6/1/2008	—	(5)	400,000	—	(6)	—	—	—	—

Dean J. Hager	Restricted Stock Units	11/13/2008	—		—	—		46,000	—	—	100,510
	Options	11/13/2008	—		—	—		—	120,000	4.37	166,008
	ELRP	6/1/2008	—	(5)	225,000	—	(6)	—	—	—	—

Guenther Tolkmit	Restricted Stock Units	11/13/2008	—		—	—		53,000	—	—	115,805
	Options	11/13/2008	—		—	—		—	141,000	4.37	195,059
	ELRP	6/1/2008	—	(5)	260,819	—	(6)	—	—	—	—

Travis White	Restricted Stock Units	11/13/2008	—		—	—		23,000	—	—	50,255
	Options	11/13/2008	—		—	—		—	60,000	4.37	83,004
	ELRP	6/1/2008	—	(5)	117,000	—	(6)	—	—	—	—

(1)

Includes cash incentive compensation targets and potential payouts for fiscal 2009 under the ELRP. The targets and metrics for the ELRP are described above under “Compensation Discussion and Analysis.” Actual payouts under the ELRP for fiscal 2009 are described above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

The RSUs granted on November 13, 2008 vest 50% if the fiscal 2009 Non-GAAP Operating Income target is met and the remaining 50% vest if the fiscal 2010 Non-GAAP Operating Income target is met. Because the fiscal 2009 Non-GAAP Operating Income target was not met, the first 50% of the RSUs were forfeited and cancelled.

(3)	Non-qualified stock options have a term of seven years and become exercisable 25% after the first year, and 6.25% each quarter thereafter.

(4)

This column represents the grant date fair value of each equity award granted in fiscal 2009 computed in accordance with SFAS No. 123(R). The 50% of the RSUs granted on November 13, 2008 that vest based on the achievement of the fiscal 2010 Non-GAAP Operating Income target did not have a grant date fair value in fiscal 2009 under SFAS No. 123(R) because the amount of the fiscal 2010 Non-GAAP Operating Income target was not set until after the end of fiscal 2009. The other assumptions used in calculating these amounts are set forth in Note 5, Share-Based Compensation and Stock Incentive Plans, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. These amounts exclude the impact of estimated forfeitures.

(5)

As described above under “Compensation Discussion and Analysis,” the ELRP has different minimum thresholds. Under the terms of the ELRP, if Lawson does not achieve the performance objectives established by the Compensation Committee, participants are not eligible to receive incentive cash compensation for that component of the ELRP.

(6)

As described above under “Compensation Discussion and Analysis,” the maximum payment is 150% of target based on an achievement of 120% against the relevant metrics: annual non-GAAP revenue, annual license revenue and annual non-GAAP operating income.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2009:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Option or Stock Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Harry Debes	11/13/2008	—	(2)	693,000	4.37	11/13/2015	131,500	(15)	691,690
	11/8/2007	131,250	(3)	218,750	10.46	11/8/2014	125,000		657,500
	6/2/2005	2,000,000	(4)	500,000	5.95	6/2/2015	—		—

Robert A. Schriesheim	11/13/2008	—	(2)	155,000	4.37	11/13/2015	29,500	(15)	155,170
	10/5/2006	500,000	(5)	500,000	7.53	10/5/2016	—		—
	6/1/2006	40,000	(6)	—	6.75	6/1/2013	—		—

Dean J. Hager	11/13/2008	—	(2)	120,000	4.37	11/13/2015	23,000	(15)	120,980
	11/8/2007	14,061	(3)	23,439	10.46	11/8/2014	15,000		78,900
	6/1/2006	22,343	(7)	10,157	6.75	6/1/2013	16,250		85,475
	1/17/2005	20,100	(8)	39,900	6.71	1/17/2015	—		—
	10/5/2004	115,000	(9)	—	5.84	10/5/2014	—		—
	6/24/2003	80,000	(10)	—	6.25	6/24/2013	—		—
	7/15/2002	33,750	(11)	—	5.20	7/15/2012	—		—
	2/16/2001	93,196	(12)	—	2.97	2/16/2011	—		—
	2/16/2001	43,577	(12)	—	2.97	2/16/2011	—		—

Guenther Tolkmit	11/13/2008	—	(2)	141,000	4.37	11/13/2015	26,500	(15)	139,390
	11/8/2007	18,750	(3)	31,250	10.46	11/8/2014	20,000		105,200
	4/26/2006	77,004	(13)	43,199	7.54	4/26/2016

Travis White	11/13/2008	—	(2)	60,000	4.37	11/13/2015	11,500	(15)	60,490
	11/8/2007	9,900	(3)	16,500	10.46	11/8/2014	10,600		55,756
	4/3/2006	77,083	(14)	22,917	7.67	4/3/2016

(1)	Market value of unvested restricted stock and RSUs equals the closing price of the common stock on NASDAQ at our fiscal year end ($5.26) multiplied by the number of shares or units.

(2)

The stock options granted on November 13, 2008 expire seven years after the date of grant, unless earlier terminated, and vest 25% on November 13, 2009 and thereafter vest 6.25% on the first day of each calendar quarter thereafter during the second, third, and fourth years after the grant, subject to acceleration upon certain events.

(3)

The stock options granted on November 8, 2007 expire seven years after the date of grant, unless earlier terminated, and vest 25% on November 8, 2008 and thereafter vest 6.25% on the first day of each calendar quarter thereafter during the second, third, and fourth years after the grant, subject to acceleration upon certain events.

(4)

The stock options granted to Mr. Debes on June 2, 2005 expire 10 years after the date of grant, unless earlier terminated, and vested 20% on June 2, 2006 and thereafter vest 5% at the end of each fiscal quarter commencing with the quarter ended August 31, 2006, subject to acceleration upon certain events.

(5)

The stock options granted to Mr. Schriesheim on October 5, 2006 expires 10 years after the grant date, unless earlier terminated, vest 20% on November 1, 2007 and 5% on the first day of each calendar quarter thereafter during the second, third, fourth and fifth years after grant, subject to acceleration upon certain events.

(6)	The stock options granted to Mr. Schriesheim on June 1, 2006, while a non-employee member of the board of directors, expire 7 years after the date of grant and vested immediately.

(7)

The stock options granted on June 1, 2006 expire seven years after the date of grant, unless earlier terminated, and vest 25% on June 1, 2007 and 6.25% on the first day of each fiscal quarter thereafter, commencing September 1, 2007 and ending June 1, 2010, subject to acceleration upon certain events.

(8)

The stock options granted on January 17, 2005 expire ten years after the date of grant, unless earlier terminated, and the options not vested as of May 31, 2009 vest and first become exercisable on January 17, 2011, subject to acceleration upon certain events.

(9)	The stock options granted on October 5, 2004 are fully vested and expire ten years after the date of grant, unless earlier terminated.

(10)	The stock options granted on June 24, 2003 are fully vested and expire ten years after the date of grant, unless earlier terminated.

(11)	The stock options granted on July 15, 2002 are fully vested and expire ten years after the date of grant, unless earlier terminated.

(12)	The stock options granted on February 16, 2001 are fully vested and expire ten years after the date of grant, unless earlier terminated.

(13)

The stock options granted on April 26, 2006 expire ten years after the date of grant, unless earlier terminated, and vest 25% on April 26, 2007 and thereafter vest 1/48th per month starting June 1, 2007, subject to acceleration upon certain events.

(14)

The stock options granted on April 3, 2006 expire ten years after the date of grant, unless earlier terminated, and vest 25% on April 3, 2007 and thereafter vest 1/36th per month starting June 1, 2007, subject to acceleration upon certain events.

(15)

The RSUs granted on November 13, 2008 vest 50% if the fiscal 2009 Non-GAAP Operating Income target is met and the remaining 50% vest if the fiscal 2010 Non-GAAP Operating Income target is met. Because the fiscal 2009 Non-GAAP Operating Income target was not met, the first 50% of the RSUs were forfeited and cancelled as of May 31, 2009 and are excluded from the table.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our named executive officers during fiscal 2009:

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Harry Debes	—	—	—	—
Robert A. Schriesheim	—	—	—	—
Dean J. Hager	27,700	134,888	—	—
Guenther Tolkmit	—	—	—	—
Travis White	—	—	—	—

(1)	Value based on the closing market price of our common stock on the day before the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Value based on the closing market price of our common stock on the vesting date multiplied by the number of restricted shares vested.

Potential Payments Upon Termination of Employment or Change in Control of Lawson

Payments and benefits received by our named executive officers upon termination or in connection with a change in control are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination or change in control became effective as of the last business day of fiscal 2009. The actual amounts to be paid out can be determined only at the time of the named executive officers’ departure from Lawson or at the time of the change in control.

Lawson Software Profit Sharing and 401(k) Retirement Plan

The match under the Lawson Software Profit Sharing and 401(k) Plan begins vesting after two years of service at a rate of 25% per year. Under the plan, if a participant reaches normal retirement age, dies, retires or becomes disabled, prior to termination, the matching contributions become fully vested.

Stock Incentive Plans

Unvested equity awards for our named executive officers under our Amended and Restated 1996 and 2001 Stock Incentive Plans, and under the applicable stock award document are treated as follows:

Nature of Termination	Restricted Stock and Restricted Stock Units	Stock Options
Voluntary without Good Reason(1)	Forfeit	Forfeit

Voluntary with Good Reason	Forfeit	Forfeit, except for June 2005 grant to CEO and October 2006 grant to CFO which have one year acceleration

Involuntary for Cause(2)	Forfeit	Forfeit

Involuntary without Cause	Forfeit	Forfeit, except for June 2005 grant to CEO and October 2006 grant to CFO which have one year acceleration

Death	Forfeit for performance-based RSUs Fully vest for time-based RSUs

Disability or Retirement	Forfeit for performance-based RSUs Pre-July 2009, forfeit for time-based RSUs Post-July 2009, fully vest for time-based RSUs	Fully vest

Change in Control(3)	Normal vesting continues	Normal vesting continues

Termination Without Cause or for Good Reason Within One Year after a Change in Control	Fully vest	Fully vest

Termination Without Cause or for Good Reason Between One and Two Years after a Change in Control	Fully vest	Pre-June 2005—forfeit, except for January 2005 grant which fully vests June 2005 and thereafter—fully vest

(1)	“Good Reason” generally means material diminution in duties or position, any reduction in salary or target bonus, relocation or material reduction of benefits.

(2)	“Cause” generally means a violation of Company policy (that has a material adverse effect on the Company), fraud or other intentional misconduct.

(3)	“Change in Control” generally means a change in the ownership of 50% or more of our common stock.

If any unvested restricted stock, RSUs or stock options were to be terminated as of the time of a Change in Control, those equity awards would 100% vest.

Employment Arrangements

We have entered into employment agreements with Messrs. Debes and Schriesheim. For each of Mr. Debes and Mr. Schriesheim, under his respective employment agreement, if his employment with us terminates due to his death or disability, if we terminate his employment without “cause” or if he terminates his employment for “good reason” (whether or not related to a change in control of Lawson), we are responsible for paying him executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of the fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. Each employment agreement contains a provision restricting Mr. Debes’ or Mr. Schriesheim’s, as the case may be, ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. Under the amended employment agreement with Mr. Tolkmit, if we terminate his employment without cause (and not within 24 months after a change in control), we are responsible for paying him executive severance benefits equal to 12 months base salary plus other required payments under applicable law.  If we terminate Mr. Tolkmit’s employment without cause or if he resigns for good reason within 24 months after a change in control, we are responsible for paying him executive severance benefits equal to two times annual base salary plus two times his yearly earned incentive cash compensation, plus other required payments under applicable law.  If we terminate the other named executive officers without cause, we would normally pay severance equal to the gross amount of 12 months base salary.  Under these agreements, “cause” generally means a violation of Lawson company policy (that has a material adverse effect on Lawson), fraud or other intentional misconduct, or willful failure to materially perform employee’s responsibilities. “Good reason” generally means material diminution in duties, reporting responsibilities or title, Lawson’s failure to pay compensation under the employment agreement or Lawson’s breach of the employment agreement that is not timely cured. The severance payments under these arrangements would be paid in a lump sum after the later of: (i) the expiration of the rescission period provided for in the agreed terms of the release of claims by the employee or (ii) the end of the applicable waiting period required to be exempt from any excise tax payments under U.S. Internal Revenue Code Section 409A.

Executive Change in Control Severance Pay Plan for Tier 1 Executives

In January 2005, and with the advice of an outside compensation consultant, the Compensation Committee approved the Executive Change in Control Severance Pay Plan for Tier 1 Executives, referred to as the “Tier 1 Plan.”  The Tier 1 Plan applies to each of our executive officers who is based in the United States, which includes all of our current named executive officers, except Mr. Tolkmit, who are referred to below as “Tier 1 Executives.” Under the Tier 1 Plan, if within two years after a “Change in Control” of Lawson, a Tier 1 Executive is terminated (other than for cause) or leaves Lawson for good reason, then: (a) Lawson will pay the Tier 1 Executive two times his or her annual base salary and two times his or her yearly average earned or target incentive compensation (depending on the person’s years of service as described in the Tier 1 Plan), plus $18,000 for health benefits and $25,000 for outplacement, (b) Lawson will pay a pro rata portion of the Tier 1 Executive’s unpaid annual target bonus, (c) Lawson will pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax, and (d) to be eligible to receive those payments, the Tier 1 Executive must sign a general release, a one year noncompetition agreement and agree to other restrictive covenants contained in the Tier 1 Plan. Any payments to a Tier 1 Executive under the Tier 1 Plan would be reduced by the amount of any other severance payments otherwise payable to that person under any other employment or severance agreement. We amended the Tier 1 Plan in June 2007 to modify the definitions of “cause” and “good reason” (which took effect in June 2008) and to require that any cash payments under the Tier 1 Plan be paid after the later of: (i) the expiration of the rescission period under applicable law after the Tier 1 Executive signs a release of claims or (ii) the end of the applicable waiting period required to be exempt from any excise tax payments under U.S. Internal Revenue Code Section 409A. Under the amended Tier 1 Plan:

•       “Cause” generally means a material violation of Lawson policy or employment agreement or willful injury to Lawson (not timely cured), fraud, embezzlement, criminal conduct (excluding a minor traffic violation) or failure to carry out principal responsibilities in good faith.

•       “Change in Control” generally means a change in the ownership of 50% or more of our common stock.

•       “Good reason” generally means a change in primary duties, a reduction in base pay, material adverse modification of incentive compensation program, certain relocations, a material breach by Lawson of an employment agreement with the executive or a failure to provide a change in control plan on at least as favorable terms after a particular event.

The following table shows the amount of the severance and termination benefits and the in-the-money value of stock options, restricted stock and RSUs if vesting accelerated as of May 31, 2009, calculated based on the closing price of our common stock on May 29, 2009 ($5.26 per share), the last trading day in fiscal 2009, and assuming the triggering event occurred on May 31, 2009:

Name	Death or Disability on 5/31/2009 and No Change in Control ($)	Involuntary Not For Cause Termination on 5/31/2009 and No Change in Control ($)	Voluntary Termination for Good Reason on 5/31/2009 and No Change in Control ($)	Change in Control on 5/31/2009 (Without Termination of Employment and Successor Assumes Stock Options, Restricted Stock and RSU’s) ($)	Change in Control on 5/31/2009 (Without Termination of Employment and Successor Cancels Stock Options, Restricted Stock and RSU’s) ($)	Change in Control and Involuntary Not For Cause Termination or Voluntary Termination For Good Reason on 5/31/2009 ($)

Harry Debes	2,259,030	1,300,000	1,300,000	—	1,274,270	3,519,963
Robert A. Schriesheim	937,950	800,000	800,000	—	137,950	1,676,700
Dean J. Hager	233,346	285,000	—	—	271,175	1,204,049
Guenther Tolkmit	180,252	350,000	—	—	230,690	1,271,542
Travis White	82,424	260,000	—	—	109,156	817,683

OTHER BUSINESS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

NOTICE AND ACCESS

As permitted by SEC rules, we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 available to our stockholders electronically via the Internet.  On September 3, 2009, we will mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and Annual Report online, and how to vote online.  The notice will also contain instructions for stockholders wishing to request a paper copy of the proxy materials.  We will promptly mail paper copies of the proxy materials, free of charge, to stockholders requesting them.  The proxy statement, the 2009 Annual Report on Form 10-K, and the 2009 Annual Review are available online at http://bnymellon.mobular.net/bnymellon/lwsn.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the 2010 Annual Meeting of Stockholders and to be included in our proxy statement for that meeting must be received in writing by the Corporate Secretary of Lawson at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than May 1, 2010.

Under our Bylaws, a stockholder proposal not included in our proxy statement for the 2010 Annual Meeting of Stockholders is untimely and may not be presented in any manner at the 2010 Annual Meeting of Stockholders unless the Stockholder wishing to make the proposal follows the notice procedures set forth in our Bylaws, including delivering notice of the proposal in writing to the Corporate Secretary of Lawson at the address indicated on the first page of this proxy statement not later than May 1, 2010.

By Order of the Board of Directors

Bruce B. McPheeters
Corporate Secretary
August 28, 2009

LAWSON SOFTWARE, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be
Held on Thursday, October, 15, 2009 at 10:00 AM CDT

The Proxy Statement, Annual Report and other proxy materials are available at: http://bnymellon.mobular.net/bnymellon/lwsn

This communication presents only an overview of the more complete proxy materials that are available to you on the internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before October 1, 2009 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164

Email: shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)

Internet: http://bnymellon.mobular.net/bnymellon/lwsn

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares.

Annual Meeting Information:

For holders as of:	August 17, 2009

Date:	October 15, 2009

Time:	10:00 AM CDT

Location:	Lawson Software Headquarters

Superior & Hiawatha Mtg Rooms, 2nd Floor

380 Saint Peter Street

Saint Paul, MN 55102

Proposals to be considered at the Annual Meeting:

1.     To elect nine directors to serve on our Board of Directors for the fiscal year ending May 31, 2010 and until their successors are elected or appointed.

2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2010.

3.     To transact such other business as may properly come before the meeting.

Management recommends a vote “FOR” Items 1 and 2.

Management makes no recommendation with respect to Item 3.

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.

– Before You Vote –

How to Access the Proxy Materials

Proxy material Available to VIEW or RECEIVE:

1.   Annual Report on Form 10-K     2.   Proxy Statement      3.   Annual Review

How to View Online:

Have the 11-Digit Control Number available (located on the previous page) and visit: http://bnymellon.mobular.net/bnymellon/lwsn.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:               http://bnymellon.mobular.net/bnymellon/lwsn

2) BY TELEPHONE:           1-888-313-0164

3) BY E-MAIL*:                  shrrelations@bnymellon.com

* If requesting materials by e-mail, please send a blank e-mail with the 11-Digit Control Number (located on the previous page) in the subject line.

Please make the request as instructed above on or before October 1, 2009 to facilitate timely delivery.

– How to Vote –

Please Choose One of the Following Voting Methods

Vote By Internet: To vote by Internet, go to www.proxyvoting.com/lwsn. Have the 11-Digit Control Number available and follow the instructions.

Vote By Telephone: To vote by Telephone, dial 1-866-540-5760. Have the 11-Digit Control Number available and follow the instructions.

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a paper copy of the proxy materials bring the proxy card to the Annual Meeting.

Direction to Lawson Software’s 2009 Annual Meeting of Stockholders:

Lawson Software

Superior & Hiawatha Mtg Rooms, 2nd Floor

380 St. Peter Street

St. Paul MN 55102

From the Minneapolis/St. Paul Airport

o                 Take MN-5 E via the ramp to MN-55/Minneapolis/St Paul

o                 Turn right to merge onto I-35E North

o                 Exit on 11th Street

o                 Turn right at St. Peter Street (Lawson Software is on left hand side)

From the Minneapolis Area

o                 Take I-94 East to St Paul

o                 Exit on 5th Street

o                 Turn left at 7th Street W

o                 Turn right at St. Peter Street (Lawson Software is on left hand side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/lwsn
Use the Internet to vote your proxy. Have your
LAWSON SOFTWARE, INC.	proxy card in hand when you access the web site.

OR

JOHN M. DOE
100 SMITH DRIVE	TELEPHONE
ANYWHERE USA XXXXX-XXXX	1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do
NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and
return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named
SHARE BREAKOUT	proxies to vote your shares in the same manner as if
RESTRICTED AREA	you marked, signed and returned your proxy card.
4” x 1 1/4”
CONTROL NUMBER
RESTRICTED AREA
3” x 3/4”

BAR CODE AREA RESTRICTED
WO# XXXXX	3” x 1/2”
‚ FOLD AND DETACH HERE ‚

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 “AGAINST” ITEM 3.								Please mark your votes as indicated in this example		☒

1. ELECTION OF	FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
DIRECTORS	ALL	FOR ALL
Nominees:	☐	☐	☐	2.	Vote to ratify PricewaterhouseCoopers	☐	☐	☐
01 Steven C. Chang					LLP as our independent public
02 Harry Debes					accounting firm for the fiscal year
03 Peter Gynes					ending May 31, 2010.
04 David R. Hubers
05 H. Richard Lawson				3.	OTHER BUSINESS - The proxies are	☐	☐	☐
06 Michael A. Rocca					authorized to vote in their discretion
07 Robert A. Schriesheim					upon such other business that may
08 Dr. Romesh Wadhwani					properly come before the meeting.
09 Paul Wahl

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	JOHN M. DOE						Mark Here for Address Change or Comments SEE REVERSE		☐
JANE S. DOE
100 SMITH DRIVE
ANYWHERE USA XXXXX-XXXX

RESTRICTED AREA - SCAN LINE

Signature					Signature				Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your Lawson Software, Inc. account online.

Access your Lawson Software, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Lawson Software, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®  at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the 2009 Lawson Software Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/lwsn

‚ FOLD AND DETACH HERE ‚

PROXY
Lawson Software, Inc.
2009 Meeting of Stockholders – October 15, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Harry Debes and Barbara J. Doyle, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lawson Software, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2009 Meeting of Stockholders of the Company to be held October 15, 2009, at Lawson Software Corporate Headquarters, Second Floor Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota at 10:00 a.m Central Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# XXXXX